PROSPECTUS SUPPLEMENT                       Filed Pursuant to Rule No. 424(b)(3)
(To Prospectus dated July 11, 2003)                   REGISTRATION NO. 333-37980




                                 [LOGO OMITTED]




                        1,000,000,000 Depositary Receipts
                         Market 2000+ HOLDRS (SM) Trust

         This prospectus supplement supplements information contained in the prospectus dated July 11, 2003 relating to the sale of up to 1,000,000,000 depositary receipts by the Market 2000+ HOLDRS (SM) Trust.

         The share amounts specified in the table on pages 9 and 10 of the base prospectus shall be replaced with the following:


                                                                        Primary
                                                              Share     Trading
                   Name of Company               Ticker      Amounts    Market
------------------------------------------ ------------- ------------ ----------
Agere Systems Inc. Class A                       AGR.A      0.043117     NYSE
Agere Systems Inc. Class B                       AGR.B      1.058252     NYSE
American International Group, Inc.                AIG           2        NYSE
Astrazeneca p.l.c. *                              AZN           4        NYSE
AT&T Corp.                                         T           1.2       NYSE
AT&T Wireless Services, Inc.                      AWE        1.9308      NYSE
AVAYA Inc.                                         AV        0.3333      NYSE
BellSouth Corporation                             BLS           5        NYSE
BP p.l.c. *                                        BP           3        NYSE
Bristol-Myers Squibb Company                      BMY           3        NYSE
BT Group p.l.c.                                   BTY           2        NYSE
Cisco Systems, Inc.                               CSCO          3       NASDAQ
Citigroup Inc.                                     C            3        NYSE
Comcast Corporation                               CMSA        1.941     NASDAQ
The Coca-Cola Company                              KO           3        NYSE
Dell Inc.                                         DELL          5       NASDAQ
Deutsche Telekom AG *                              DT           5        NYSE
Eli Lilly and Company                             LLY           2        NYSE
EMC Corporation                                   EMC           2        NYSE
Exxon Mobil Corporation                           XOM           4        NYSE
France Telecom *                                  FTE           2        NYSE
General Electric Company                           GE           3        NYSE
GlaxoSmithKline p.1.c.                            GSK           3        NYSE
Hewlett-Packard Company                           HPQ           4        NYSE
Home Depot, Inc.                                   HD           4        NYSE
Intel Corporation                                 INTC          2       NASDAQ
International Business Machines Corporation       IBM           2        NYSE
JDS Uniphase Corporation                          JDSU          2       NASDAQ
Johnson & Johnson                                 JNJ           4        NYSE
LM Ericsson Telephone Company *                  ERICY         0.9      NASDAQ
Lucent Technologies Inc.                           LU           4        NYSE
McDATA Corporation                               MCDTA       0.07361    NASDAQ
Medco Health Solutions(1)                         MHS        0.3618      NYSE
Merck & Co., Inc.                                 MRK           3        NYSE
Microsoft Corporation                             MSFT          6       NASDAQ
mmO2 p.l.c.                                       OOM           2        NYSE
Morgan Stanley Dean Witter & Co.                  MWD           2        NYSE

                                                   (continued on following page)

                                                                        Primary
                                                               Share    Trading
                   Name of Company                Ticker      Amounts   Market
----------------------------------------------- ---------- ----------- ---------
Nippon Telegraph and Telephone Corporation *       NTT           3       NYSE
Nokia Corp. *                                      NOK           4       NYSE
Nortel Networks Corporation                         NT           2       NYSE
Novartis AG *                                      NVS           5       NYSE
Oracle Corporation                                 ORCL          4      NASDAQ
Pfizer Inc.                                        PFE           4       NYSE
Qwest Communications International Inc.             Q            4       NYSE
Royal Dutch Petroleum Company  *                    RD           3       NYSE
SBC Communications Inc.                            SBC           4       NYSE
Sony Corporation *                                 SNE           2       NYSE
Sun Microsystems, Inc.                             SUNW          4      NASDAQ
Syngenta AG                                        SYT        1.03860    NYSE
Texas Instruments Incorporated                     TXN           3       NYSE
Time Warner Inc.                                   AOL           6       NYSE
Total Fina Elf S.A. *                              TOT           2       NYSE
Toyota Motor Corporation *                          TM           2       NYSE
Travelers Property Casualty Corp Class A           TAPa      0.1296129   NYSE
Travelers Property Casualty Corp Class B           TAPb      0.2662968   NYSE
Verizon Communications                              VZ           4       NYSE
Viacom Inc.-Ci B                                  VIA.B          3       NYSE
Vodafone Airtouch p.l.c. *                         VOD           5       NYSE
Wal-Mart Stores Inc.                               WMT           4       NYSE
Zimmer Holdings, Inc.                              ZMH          0.3      NYSE

------------------------------------------
* The securities of these non-U.S. companies trade in the United States as American Depositary Receipts. Please see "Risk Factors" and "United States Federal Income Tax Consequences--Special considerations with respect to underlying securities of foreign issuers" for additional information relating to an investment in a non-U.S. company.

(1) As of August 25, 2003, as a result of the spin-off of Medco Health Solutions from Merck & Co., Medco Health Solutions will be included in Market 2000+ HOLDRS. As of August 25, 2003, 0.3618 shares of Medco Health Solutions are included in each round-lot of 100 Market 2000+ HOLDRS.


         The share amounts listed in the table above reflect all previous stock splits, dividends and business combination transactions.


          The date of this prospectus supplement is September 30, 2003.